EXHIBIT 99.1

                 Cost-U-Less Announces Share Repurchase Program

Preston, WA, October 17, 2002

Cost-U-Less, Inc. (the "Company") (Nasdaq: CULS) announced today that its Board of Directors has adopted a program to repurchase from time to time at management's discretion shares of the Company's common stock in the open market or in privately negotiated transactions until December 31, 2002 at prevailing market prices. Repurchases will be made using the Company's own cash resources. As of October 17, 2002, the Company had 3,606,376 shares of common stock outstanding.

"At the current market price we believe our stock to be undervalued, trading at approximately one times trailing twelve months EBITDA (earnings before interest expense, taxes, depreciation and amortization)" said J. Jeffrey Meder, the Company's President and CEO. "We believe the current weakness in the stock market has caused a decline in the Company's stock price that does not properly reflect our strong long-term fundamentals."

On October 2, 2002, the Company reported an increase of 3.7% in comparable store sales (stores open a full 13 months), for the fiscal quarter ending September 29, 2002. Total sales for the quarter increased 0.9% to $43.2 million for the fiscal quarter ending September 29, 2002, compared to $42.8 million for the same period a year ago.

The Company intends to report its fiscal third quarter financial results on October 23, 2002.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation; future market opportunities for existing and planned products and services; our small store base; the mix of geographic and product revenues; relationships with third parties; litigation; our ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company's filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-222-5022 x141